Exhibit 99.1

For Immediate Release: June 1, 2021	Contact: Rebecca Palumbo, 303-913-8560

Hallador Energy and Hoosier Energy Working Together to Develop Renewable Generation at Merom Site

(TERRE HAUTE, IN.) -- Hallador Energy Company (NASDAQ – HNRG) announced today it will join with Hoosier Energy Rural Electric Cooperative, Inc. to develop up to 1000 megawatts (MW) of renewable power. The new generation will be located near the Merom Coal Generation Station in Sullivan, IN which Hoosier Energy expects to retire in May 2023.

The plan calls for Hallador to develop approximately 200MW of energy from solar and battery storage through power purchase agreements with Hoosier Energy in 2025.   Hallador will seek other customers to develop the remaining generation capacity at the Merom interconnection site.

"We are excited for the opportunity to work with Hallador Energy and open a path for them to develop renewable energy near the Merom Station,” said Donna Walker, President and CEO of Hoosier Energy. “While it may seem surprising for a coal producer to assist with a renewable transition, Hallador has been helping serve the needs of Hoosier Energy for 17 years. Not only will this conversion assist both companies in transitions to a greener future, but it will also benefit our members and their member-consumers as well.”

“Expanding Hallador’s portfolio to include renewable energy is the natural next step in the company’s evolution, “ said President and CEO Brent Bilsland.

“With today’s heightened focus on decarbonization, utilities are constantly evaluating the makeup of their generation. Thus, during these times of rapid change we are seeing coal plant retirement dates being both accelerated, for environmental reasons, and delayed, over grid stability concerns,” Bilsland said. “Hallador is now uniquely situated to support our customers through coal supply to existing plants while also offering a platform to help customers transition to solar and batteries at the time of their choosing. This flexibility we can now offer is good for our customers, employees, and our shareholders.”

Hallador is headquartered in Terre Haute, Indiana. To learn more about Hallador, visit our website at www.halladorenergy.com.

About Hoosier Energy

Founded in 1949, Hoosier Energy is a generation and transmission cooperative (G&T) with headquarters in Bloomington, Indiana. The G&T provides electric power and services to 18 electric distribution cooperatives in central and southern Indiana and southeastern Illinois. Collectively, the 18 members serve nearly 710,000 consumers. Hoosier Energy is an equal opportunity provider and employer. For more information, visit www.hoosierenergy.com.

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